Exhibit 10.12

CONSULTING
AGREEMENT

This consulting agreement (the “Agreement”) is made effective as of October 1, 2018 (the “Effective Date”)

BETWEEN:

ChemioCare USA, Inc., with its principal place of business at 322 W 57th St, Apt 35B New York, NY 10019

(the “Company”)

AND:

Kiriakos Capital, a sole proprietorship? with an address at ADDRESS

(the “Consultant”)

THIS AGREEMENT WITNESSES that the Company and the Consultant agree as follows:

1. ENGAGEMENT OF SERVICES

1.1	The Consultant will provide advice, support and assistance for the Company’s Investor Relations and Financing related matters. Specifically, the Consultant will consult with the Company regarding matters described in Schedule 1 attached hereto (the “Field”) and will provide the services outlined in Schedule 1 (collectively the “Services”).

1.2	The Consultant will perform the Services professionally, diligently and to the best of the Consultant’s skill and ability. The Consultant will deal directly with the Chief Executive Officer or such other person as may be selected by the Chief Executive Officer of the Company.

2. TERM

2.1	The term of the Consultant’s engagement pursuant to this Agreement shall commence on the Effective Date and shall continue for one (1) year unless and until this Agreement is terminated earlier pursuant to Section 6.1(the “Term”).

2.2	The Company and the Consultant may, at any time, extend or amend this Agreement by mutual written consent.

3. FEES AND OTHER COMPENSATION

3.1	The Consultant will make himself or herself available to provide the Services as required. In consideration of the Consultant providing the Services, the Company will pay the Consultant a fee of USD $6,000 per month (the “Consulting Fee”), beginning the Effective Date. The Consultant’s monthly compensation rate shall be subject to periodic review for upward adjustment by the Company.

3.2	The Company will reimburse the Consultant for reasonable travel and other incidental expenses incurred by the Consultant in providing the Services hereunder, which expenses have been approved in advance by the Company and are in accordance with the Company’s expense policy. In accordance with the Company’s expense policy, the Consultant will provide to the Company an itemized expense voucher, together with receipts or other reasonable evidence or substantiation of expenses.

3.3	The Consultant will submit a monthly itemized invoice and expenses as applicable. Invoices are due on receipt.

4. INDEPENDENT CONTRACTOR

4.1	It is understood and agreed that the Consultant is an independent contractor conducting business on his or her own behalf. No partnership, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement.

4.2	The Consultant is not an agent, servant or employee of the Company, nor will the Consultant represent himself or herself as having any such relationship with the Company. The Consultant will be an independent contractor with control over the manner and means of the Consultant’s performance. The Consultant will not be entitled to, or receive, rights or privileges applicable to employees of the Company, including, but not limited to, liability insurance, group insurance, pension plans, holidays, paid vacation, or any other benefits which may be available to Company employees from time to time.

5. PROPRIETARY RIGHTS AND NON-DISCLOSURE

5.1	The Consultant recognizes that the Consultant will be exposed to, have access to and be engaged in the development of information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, know-how and business of the Company. All of this information, except information that (i) is the subject of a patent, patent application, copyright, trademark or trade secret owned by the Consultant prior to the Effective Date or comes into the public domain after the Effective Date through no fault of the Consultant, or (ii) is received by the Consultant without an obligation of confidentiality from an unrelated third party that is not under an obligation of confidentiality to the Company and that has a legal right to disclose it, is collectively referred to as the “Proprietary Information”.

5.2	During the term of this Agreement and for five (5) years thereafter, the Consultant will take all reasonable steps to keep in confidence all Proprietary Information. The Consultant will not use or disclose any Proprietary Information or anything related thereto without the written consent of the Company, except as required to perform the Services, provided however that any such disclosure to third parties is subject to those third patties executing a non-disclosure agreement with the Company.

5.3	The Consultant will assist the Company in every reasonable and proper way to obtain, and from time to time enforce, any and all patents, copyright registrations, other rights and protections relating to the Proprietary Information or the Inventions in any country.

5.4	The Consultant agrees not to disclose or use the Proprietary Information for personal gain or for the benefit of any other individual or entity.

6. TERMINATION

6.1	Prior to termination due to the expiry of the Term, either party may terminate this Agreement upon providing sixty (60) days written notice to the other party.

6.2	Additional payments due upon termination. Upon the Company’s termination of the Consultant’s engagement with the Company without Cause, the expiration of this Agreement as a result of the Company providing the Consultant with a notice of nonrenewal (”Nonrenewal by Company”) or the Consultant’s resignation for Good Reason, the Consultant will be entitled to receive the additional payments set forth below.

(a)	Termination for Cause, Death, Disability, or Resignation. In the event that the engagement of the Consultant is terminated for Cause, or is terminated as a result of death, Disability, or resignation without Good Reason, the Consultant will be entitled to receive payment for all accrued but unpaid compensation as of the date of termination of the Consultant’s engagement.

(b)	Termination By the Company Without Cause, Resignation by the Consultant for Good Reason, or Nonrenewal by Company. In the event that the engagement of the Consultant is terminated by the Company without “Cause” as defined in this Agreement, this Agreement is terminated due to Nonrenewal by Company or the Consultant resigns for “Good Reason” as defined in this Agreement, the Consultant shall receive payment for all accrued but unpaid compensation at the Consultant’s equivalent rate as of the date of termination of the Consultant’s engagement, and as additional compensation a lump sum payment in an amount equal to (A) six (6) months of compensation at the rate in effect under Section 3.1 immediately prior to the termination of the Consultant’s engagement (or at the rate in effect immediately prior to any reduction in the rate of compensation that resulted in the Consultant’s resignation for Good Reason). In addition, any unvested stock options or other equity interests shall be deemed immediately vested as of the date of the Consultant’s engagement termination under this paragraph. The additional compensation described in clauses (A) and (B) of this paragraph shall be paid in a lump sum, subject to such payroll deductions and withholdings as are required by law.

(c)	Conditions for Payment Upon Termination. Any other provision of this Agreement notwithstanding, paragraph (b) of this Section shall not apply unless the Consultant (i) has returned all property in the Consultant’s possession belonging to the Company or its successor in interest, and (ii) if serving as a director, he has tendered his written resignation as a director as provided in this Agreement.

6.3	Definitions. For purposes of this Section, the following definitions shall apply:

(a)	“Cause” means: (A) commission of any act of fraud as determined by the Company’s Board of Directors in good faith after providing the Consultant with reasonable written notice of the specific act(s) at issue and a fair opportunity to present her position (with the involvement of counsel) to the Board prior to any decision being reached; (B) indictment for, conviction of, or plea of guilty or “no contest” to, any felony; or (C) failure to follow the lawful directions of the Board of Directors of the Company after receiving written notice of the specific failure and thirty (30) days in which to cure such failure.

(b)	“Disability” shall mean the Consultant’s inability to perform the essential functions of the Consultant’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(c)	“Good Reason” means (A) a material diminution in the Consultant’s rate of compensation in effect under Section 3.1 or the additional compensation described in Section ___; (8) a change of more than twenty-five (25) miles in geographic location at which the Consultant must perform services; (C) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement; (D) any diminution or adverse change in the Consultant’s title, duties, authorities, responsibilities, or repotting structure; or (E) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law. Under this subsection, the Consultant cannot terminate this engagement as a consultant for Good Reason unless the Consultant has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at !east thirty (30) days from the date on which such notice is provided to cure such circumstances.

7. ARBITRATION

7.1	Conciliation and Arbitration. The Company and the Consultant shall make all reasonable efforts to amicably resolve any disputes which may arise out of or relating to the application of this Agreement. In the event that the patties fail to so resolve any dispute, then the dispute shall be finally settled by binding arbitration. The party desiring to initiate arbitration shall serve a written request on the other patty. Arbitration shall take place New York, NY. The arbitration shall take place in accordance with the provisions of the American Arbitration Association’s Commercial Arbitration Rules. The costs of arbitration will be shared equally between the patties. The decision of the arbitration tribunal shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction, and no party shall seek redress against the other in any court or tribunal except solely for the purpose of obtaining execution of the arbitration award or of obtaining a judgment consistent with the reward or for a temporary restraining order, a preliminary injunction, or other equitable or similar remedy designed to preserve the status quo or prevent irreparable harm.

IN WITNESS WHEREOF the Company and the Consultant have executed this Agreement on the date(s) indicated below but effective as of the Effective Date.

/s/ Pedro Lichtinger	Date: October 1, 2018
Pedro Lichtinger
ChemioCare, USA, Inc.

/s/ Kiriakos Charlie Perperidis	Date: October 1, 2018
Kiriakos Charlie Perperidis
Kiriakos Capital